UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2006

SURGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

20-2514234

(IRS Employer Identification No.)

307-1178 Hamilton Street, Vancouver, B.C., Canada V6B 2S2

(Address of principal executive offices and Zip Code)

(604) 307-4274

Registrant's telephone number, including area code

205-340 Linden Avenue, Victoria, B.C., Canada V8V 4E9

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Debenture

On November 1, 2006, we issued a 10% US$600,000 convertible debenture to Sovereign Services Limited. The note, due November 1, 2008, may be converted into shares of common stock in the capital of our company at a conversion price of US$3.75 per share. We intend to use the proceeds from the convertible debenture for general corporate purposes.

The issuance of the convertible note and the securities issuable upon conversion of the convertible note were made pursuant to an exemption from registration under the United States Securities Act of 1933, as amended, in reliance

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on Regulation S and/or Section 4(2) of the Securities Act of 1933 by issuing the securities to a non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933).

Restructuring Agreement

On November 6, 2006, we entered into a restructuring agreement with Southern Star Operating, Inc., a Louisiana corporation and wholly-owned subsidiary of our company, Big Sky Management, Ltd., Eric Boehnke, Troy Mutter and Frank Hollmann. Prior to the entry into the restructuring agreement, we determined that it was in the best interests of our company to restructure our business to focus on the exploration and development of oil and gas properties and to cease our current software sales and website development business as operated through Surge Marketing Corp., a British Columbia company and wholly-owned subsidiary of our company. Pursuant to the terms of the restructuring agreement, Big Sky Management, a British Columbia company that is wholly-owned by Mr. Boehnke, agreed to assign all right, title and interest to Southern Star of a 40% working interest to certain oil and gas leases covering minerals underlying lands in Bossier Parish and Caddo Parish, Louisiana, commonly known as the D Duck Prospect. A copy of the prospect acquisition agreement dated October 10, 2006 between Big Sky and Dynamic Resources Corporation is attached as Schedule A to the restructuring agreement which, in turn, is attached as an exhibit to this current report. Mr. Boehnke, Mr. Mutter and Mr. Hollmann are officers and/or directors of our company. The restructuring agreement also contemplates that Mr. Mutter will purchase all of the shares of common stock of Surge Marketing from our company in consideration for the transfer of an aggregate of 800,000 shares of common stock of our company from Mr. Mutter and Mr. Hollmann to Mr. Boehnke and the cancellation of an aggregate of 4,750,000 shares of common stock of our company currently held by Mr. Mutter and Mr. Hollmann.

Mr. Boehnke has agreed to acquire the 800,000 shares of common stock of our company in consideration for the assignment of the prospect from Big Sky to Southern Star. Our company has agreed to transfer the shares of common stock of Surge Marketing to Mr. Mutter in consideration for the assignment of the prospect from Big Sky to Southern Star. Shareholders holding 73.5% of our company’s shares of common stock ratified and approved the entry into the restructuring agreement and the transactions related thereto pursuant to a shareholders’ consent resolution dated November 6, 2006 in accordance with section 78.140 of the Nevada Revised Statutes.

The parties to the restructuring agreement have agreed to undertake all reasonable efforts to effect the closing of the agreement as soon as possible except that the parties acknowledge that the transfer of the shares of common stock of Surge Marketing from our company to Mr. Mutter will occur after closing in accordance with Rule 14c-2 of the United States Securities Exchange Act of 1934, as amended. Rule 14c requires our company to file a Preliminary Schedule 14C Information Statement with the Securities and Exchange Commission. Upon the tenth day following the filing of the Preliminary Schedule 14C Information Statement, and provided the Securities and Exchange Commission does not issue any comments, we will be permitted to file a Definitive Schedule 14C Information Statement. Upon delivery of the Definitive Schedule 14C Information Statement to our shareholders of record as of November 7, 2006, our company will be permitted to transfer the shares of common stock of Surge Marketing upon the twentieth day following the delivery date of the Schedule 14C.

Due to conditions precedent to closing, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the restructuring and close the restructuring agreement.

Assignment of Oil, Gas and Mineral Leases

On November 3, 2006, Meagher Oil & Gas Properties, Inc., as assignor, assigned all right, title and interest to certain oil and gas and mineral leases to Southern Star, our wholly-owned subsidiary, Dynamic Resources Corporation and Ramshorn Investments, Inc. as assignees. Pursuant to the terms of the assignment, Southern Star received a 40% interest, Dynamic Resources received a 20% interest and Ramshorn Investments received a 40% interest. A copy of the assignment agreement dated November 3, 2006 is attached as an exhibit to this current report.

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Item 9.01         Financial Statements and Exhibits.

Exhibits

10.1	Subscription Agreement dated November 1, 2006 between Sovereign Services Limited and our company.
10.2	Convertible Debenture dated November 1, 2006 between Sovereign Services Limited and our company.
10.3	Assignment of Oil, Gas and Mineral Leases dated November 3, 2006 by Meagher Oil & Gas Properties, Inc.
10.4	Restructuring Agreement dated November 6, 2006 among our company, Southern Star Operating, Inc., Big Sky Management, Ltd., Eric Boehnke, Troy Mutter and Frank Hollmann.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE ENTERPRISES, INC.

By: /s/ Eric Boehnke

Eric Boehnke

President, Secretary and Treasurer

Dated: November 9, 2006